TherapeuticsMD, Inc. 10-K

Exhibit 10.16

AMENDMENT TO WARRANT

This Amendment to Warrant (this “Amendment”) is dated as of February 20, 2021 by and between John C.K. Milligan, IV (“Holder”) and TherapeuticsMD, Inc. (“Company”).

Recitals

WHEREAS, in connection with the guaranty by Holder of a line of credit issued by 1st United Bank to vitaMedMD, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company on March 6, 2011, Company issued to Holder that certain Warrant No. 2 dated as of October 4, 2011 granting Holder the right to purchase 204,571 shares of common stock, $0.001 par value per share, of the Company (“Shares”) at a per Share price of $0.2444 (the “Warrant”).

WHEREAS, pursuant to Section 11 of the Warrant, neither the Warrant nor any term thereof may be changed, waived, discharged or terminated without the prior written consent of Holder and the Company.

WHEREAS, Company and Holder wish to amend the Warrant in order to allow for a cashless exercise of the Warrant.

NOW, THEREFORE, Company and Holder agree as follows:

1.       The Warrant is hereby amended to add Sections 2(e) and 2(f), to read in their entirety as follows:

(e)       In lieu of, or in addition to, exercising this Warrant as specified in subsection (a) above, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Purchase Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to subsection (f) of this Section.

(f)       If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares reported for the business day immediately before Holder delivers its completed Exercise Agreement to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

2.       Except as amended hereby, the Warrant remains in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and both of which shall constitute one instrument.

THERAPEUTICSMD, INC. By:_/s/ James C. D’Arecca_________________ James C. D’Arecca Chief Financial Officer	JOHN C.K. MILLIGAN, IV By: John C.K. Milligan, IV